SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

VIOLIN MEMORY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VIOLIN MEMORY, INC.

4555 Great America Parkway

Santa Clara, California 95054

Notice of Annual Meeting of Stockholders

The 2014 Annual Meeting of Stockholders of Violin Memory, Inc. (the “Annual Meeting”) will be held at our principal executive offices located at 4555 Great America Parkway, Santa Clara, California 95054, on September 3, 2014, at 9:00 a.m., Pacific Time. We are holding the Annual Meeting to:

1.	Elect two Class I directors to serve until the 2017 Annual Meeting of Stockholders or until their successors are elected and qualified;

2.	Approve the Violin Memory, Inc. Executive Incentive Plan (the “Executive Plan”), solely to preserve our ability to receive corporate income tax deductions that otherwise may be disallowed pursuant to Internal Revenue Code Section 162(m); and

3.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2015.

We also will transact any other business that may properly come before the Annual Meeting or at any adjournments or postponements of the Annual Meeting.

We have selected July 22, 2014, as the record date for determining the stockholders entitled to notice of the Annual Meeting and to vote at the Annual Meeting and at any adjournments or postponements of the Annual Meeting.

Pursuant to Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the Internet, we have elected to deliver our proxy materials to our stockholders via the Internet. This process allows us to provide stockholders with the information they need and, at the same time, lower the cost of delivery. On or about July 24, 2014, we will mail a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders containing instructions on how to access our 2014 Proxy Statement and our fiscal year 2014 Annual Report to Stockholders. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail. The Notice will also serve as an admission ticket for a stockholder to attend the Annual Meeting. Each attendee must present the Notice, or other proper form of documentation, to be admitted.

By Order of the Board of Directors,

Gary Lloyd Secretary

July 24, 2014

YOUR VOTE IS VERY IMPORTANT

Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to vote and submit your proxy. You may vote over the Internet, by telephone or by mail (if you request a paper copy of the proxy materials and wish to vote by mail). Please review the instructions under the section entitled “How do I vote my shares?” of the attached proxy statement regarding each of these voting options.

VIOLIN MEMORY, INC.

PROXY STATEMENT

Annual Meeting of Stockholders

September 3, 2014

This proxy statement is being furnished to stockholders of Violin Memory, Inc. in connection with the solicitation of proxies by our Board of Directors for use at our 2014 Annual Meeting of Stockholders (the “Annual Meeting”), which is described below.

INTERNET AVAILABILITY OF ANNUAL MEETING MATERIALS

Under Securities and Exchange Commission (“SEC”) rules, we have elected to make our proxy materials available to our stockholders over the Internet, rather than mailing paper copies of those materials to each stockholder. On or about July 24, 2014, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) directing stockholders to a web site, www.astproxyportal.com/ast/18521, where they can access our 2014 Proxy Statement and fiscal year 2014 Annual Report to Stockholders and view instructions on how to vote via the internet or by phone. If you received the Notice and would like to receive a paper copy of the proxy materials, please follow the instructions printed on the Notice to request that a paper copy be mailed.

References to “the Company,” “we,” “us” or “our” throughout this proxy statement mean Violin Memory, Inc.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

When and where will the Annual Meeting be held?

The Annual Meeting will be held on September 3, 2014, at 9:00 a.m., Pacific Time, at our principal executive offices, which are located at 4555 Great America Parkway, Santa Clara, California 95054.

What items will be voted on at the Annual Meeting?

As to all holders of our common stock, the purpose of the Annual Meeting is to:

•	Elect two Class I directors to serve until the 2017 Annual Meeting of Stockholders or until their successors are elected and qualified;

•	Approve the Executive Plan, solely to preserve our ability to receive corporate income tax deductions that otherwise may be disallowed pursuant to Internal Revenue Code Section 162(m); and

•	Ratify the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for fiscal year 2015.

We will also transact any other business that may properly come before the Annual Meeting or at any adjournments or postponements of the Annual Meeting.

How does the Board recommend that I vote?

Our Board unanimously recommends that you vote:

•	FOR each director nominee;

•	FOR the approval of the material terms of the Executive Plan; and

•	FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal year 2015.

Who is entitled to vote at the Annual Meeting?

Stockholders who owned Violin Memory, Inc. Common Stock, or Common Stock, at the close of business on July 22, 2014, the record date for the Annual Meeting, may vote at the Annual Meeting. For each share of Common Stock held, stockholders are entitled to one vote for as many separate nominees as there are directors to be elected and one vote on any other matter presented.

Who will engage in a solicitation of proxies? Who will bear the cost of that solicitation?

Certain of our directors, officers and employees may solicit proxies on our behalf by mail, phone, fax, e-mail or in person. We will bear the cost of the solicitation of proxies. No additional compensation will be paid to our directors, officers or employees who may be involved in the solicitation of proxies.

Who will tabulate the votes and act as inspector of election?

A representative of American Stock Transfer & Trust Company, LLC (“AST”), our transfer agent, will act as the Inspector of Election at the Annual Meeting.

How do I vote my shares?

You may vote your shares in one of several ways, depending upon how you own your shares.

Shares registered directly in your name with Violin Memory, Inc. (through AST):

•	Via the Internet: Go to www.voteproxy.com and follow the instructions. You will need to enter the Control Number printed on the Notice you received or, if you received printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

•	By Telephone: Call toll-free 1-800-776-9437 and follow the instructions. You will need to enter the Control Number printed on the Notice you received or, if you requested printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

•	In Writing: If you received printed proxy materials in the mail and wish to vote by mail, complete, sign, date and return the proxy card in the envelope that was provided to you, or provide it or a ballot distributed at the Annual Meeting directly to the Inspector of Election at the Annual Meeting when instructed.

Shares of common stock held in “street” or “nominee” name (through a bank, broker or other nominee):

•	You may receive a Notice of Internet Availability of Proxy Materials or a separate voting instruction form from your bank, broker or other nominee holding your shares. You should follow the instructions in the Notice or voting instructions provided by your broker or nominee in order to instruct your broker or other nominee on how to vote your shares. The availability of telephone or internet voting will depend on the voting process of the broker or nominee. To vote in person at the Annual Meeting, you must obtain a proxy, executed in your favor, from the holder of record.

•

If you own shares in “street name” through a broker and do not instruct your broker how to vote, your broker may not vote your shares on proposals determined to be “non-routine.” Of the proposals included in this proxy statement, the proposal to ratify the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending January 31, 2015 is considered to be “routine.” Each of the other proposals is considered to be a “non-routine” matter. Therefore, if you do not provide your bank, broker or other nominee holding your shares in “street name” with voting instructions, those shares will count for quorum purposes, but will not be counted as shares present and entitled to vote on the election of directors and on the approval of the material terms of the Executive Plan. Therefore, it is important that you provide voting instructions to your bank, broker or other nominee.

Regardless of how you own your shares, if you are a stockholder of record, you may vote by attending the Annual Meeting on September 3, 2014, at 9:00 a.m., Pacific Time, at our principal executive offices, which are located at 4555 Great America Parkway, Santa Clara, California 95054. If you hold your shares in “street” or “nominee,” you must obtain a proxy, executed in your favor, from the holder of record to vote in person at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or vote by telephone or the internet so that your vote will be counted if you later decide not to attend the Annual Meeting.

If you vote via the Internet, by telephone or return a proxy card by mail, but do not select a voting preference, the persons who are authorized on the proxy card and through the internet and telephone voting facilities to vote your shares will vote:

•	FOR each director nominee:

•	FOR the approval of the material terms of the Executive Plan; and

•	FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal year 2015.

How do I change or revoke my proxy?

If you are a stockholder of record, you may revoke your proxy at any time before the Annual Meeting by giving our Secretary written notice of your revocation or by submitting a later-dated proxy, and you may revoke your proxy at the Annual Meeting by voting by ballot. Attendance at the Annual Meeting, by itself, will not revoke a proxy. You may revoke your proxy by telephone by calling 1-800-776-9437 and following the instructions or via the internet by going to www.voteproxy.com and following the instructions.

If you are a stockholder in “street” or “nominee” name, you may revoke your voting instructions by informing the bank, broker or other nominee in accordance with that entity’s procedures for revoking your voting instructions.

What constitutes a quorum for purposes of the Annual Meeting?

On July 22, 2014, the record date, we had 91,372,566 shares of Common Stock outstanding. Voting can only take place at the Annual Meeting if the holders of a majority of the total number of shares of the Common Stock outstanding and entitled to vote on the record date are present either in person or by proxy. Abstentions will be treated as present for purposes of determining the existence of a quorum.

How many votes are required to approve the proposals?

The election of directors in Proposal 1 will be determined by the two nominees receiving the greatest number of votes from shares eligible to vote. The affirmative vote of a majority of the voting power of the Common Stock present in person or by proxy at the Annual Meeting is required to approve the Executive Plan as set forth in Proposal 2 and to ratify the appointment of our independent registered public accounting firm as set forth in Proposal 3.

Can I attend the Annual Meeting in person?

We cordially invite and encourage all of our stockholders to attend the Annual Meeting. Persons who are not stockholders may attend only if invited by us. Stockholders of record must bring a copy of the Notice or proxy card or their brokerage statement showing ownership on the record date in order to be admitted to the Annual Meeting. You should also be prepared to present photo identification for admittance.

Will any other matters be presented at the Annual Meeting?

We do not expect any matters, other than those included in this proxy statement, to be presented at the 2014 Annual Meeting. If other matters are presented, the individuals named as proxies will have discretionary authority to vote your shares on those other matters.

Who can help answer my questions?

If you have any questions about the Annual Meeting, voting or your ownership of our stock, please contact our investor relations department by e-mail at ir@vmem.com or by phone at (650) 396-1525.

CORPORATE GOVERNANCE

Corporate Governance Guidelines; Code of Business Conduct and Ethics

We have adopted a code of business conduct that applies to each of our directors, officers and employees. The code addresses various topics, including:

•	compliance with laws, rules and regulations, including the Foreign Corrupt Practices Act;

•	conflicts of interest;

•	insider trading;

•	corporate opportunities;

•	competition and fair dealing;

•	equal employment and working conditions;

•	record keeping;

•	confidentiality;

•	giving and accepting gifts;

•	compensation or reimbursement to customers;

•	protection and proper use of company assets; and

•	payments to government personnel and political contributions.

We have adopted a code of ethics for senior financial officers applicable to our Chief Executive Officer, Chief Financial Officer and other key management employees addressing ethical issues. The code of business conduct and the code of ethics are posted on our website. The code of business conduct and the code of ethics can only be amended by the approval of a majority of our Board. Any waiver to the code of business conduct for an executive officer or director or any waiver of the code of ethics may only be granted by our Board or our Nominating and Corporate Governance Committee and must be timely disclosed as required by applicable law. We also have implemented whistleblower procedures that establish formal protocols for receiving and handling complaints from employees. Any concerns regarding accounting or auditing matters reported under these procedures will be communicated promptly to our Audit Committee.

Board Composition

The Board is currently composed of seven members, all of whom are “independent directors” as defined under the rules of the NYSE, except for Kevin A. DeNuccio, our Chief Executive Officer. Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the authorized number of board seats, which is currently seven, shall be not less than five and not more than thirteen, with the exact number to be fixed from time to time by a resolution of the majority of the Board. There are no family relationships among any of our directors or executive officers.

The Board met a total of eight times during fiscal year 2014. During fiscal year 2014, all of our directors attended at least 75% of the meetings of our Board held during their tenure and 75% of the meetings, if any, of the Board committees upon which they served and held during their tenure. Our initial public offering closed in October 2013, and we did not hold an annual meeting in fiscal year 2013. The Board does not have a policy requiring director attendance at annual meetings of our stockholders.

Board Leadership Structure

The Board selects the Chairman of the Board in the manner and upon the criteria that it deems best for the Company at the time of selection. The Board does not have a prescribed policy on whether the roles of the

Chairman and Chief Executive Officer should be separate or combined, but recognizes the value to the Company of the separation of these positions. The Board will continue to evaluate whether this leadership structure is in the best interests of the stockholders on a regular basis.

The Chairman of the Board, Dr. Richard N. Nottenburg, presides over each Board meeting. The Chairman serves as liaison between our Chief Executive Officer and the other directors, approves meeting agendas and schedules and notifies other members of the Board regarding any significant concerns of stockholders or interested parties of which he becomes aware. The Chairman presides at stockholders’ meetings and provides advice and counsel to the Chief Executive Officer.

Board Committees

We have established an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. We believe that the composition of these committees meets the criteria for independence under, and the functioning of these committees complies with the applicable requirements of, the Sarbanes-Oxley Act, the current rules of the and SEC rules and regulations. We intend to comply with future requirements as they become applicable to us. Each committee has the composition and responsibilities described below:

Audit Committee — Dr. Bo-Linn and Messrs. Mahadevan and Walrod serve on our Audit Committee. Dr. Bo-Linn is the chairperson of the Committee. Our Audit Committee assists our Board in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions, and is directly responsible for the approval of the services performed by our independent accountants and reviewing of their reports regarding our accounting practices and systems of internal accounting controls. Our Audit Committee also oversees the audit efforts of our independent accountants and takes actions as it deems necessary to satisfy itself that the accountants are independent of management. Our Audit Committee is also responsible for monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters. Our Board has determined that each of the members of our Audit Committee is an audit committee financial expert, as defined by the rules promulgated by the SEC, and has the requisite financial sophistication as defined under the applicable rules and regulations of the NYSE. The Audit Committee met five times during fiscal year 2014.

Compensation Committee — Messrs. Lang, Antoun and Dr. Nottenburg serve on our Compensation Committee. Mr. Lang is the chairperson of the Committee. Our Compensation Committee assists our Board in meeting its responsibilities with regard to oversight and determination of executive compensation and assesses whether our compensation structure establishes appropriate incentives for officers and employees. Our Compensation Committee reviews and makes recommendations to our Board with respect to our major compensation plans, policies and programs. In addition, our Compensation Committee reviews and makes recommendations for approval by the independent members of our Board regarding the compensation for our executive officers, establishes and modifies the terms and conditions of employment of our executive officers and administers our equity plans. The compensation committee met six times and took action by unanimous written consent three times during fiscal year 2014.

Nominating and Corporate Governance Committee — Messrs. Lang and Walrod and Dr. Nottenburg serve on our Nominating and Corporate Governance Committee. Mr. Walrod is the chairperson of the Committee. Our Nominating and Corporate Governance Committee is responsible for making recommendations to our Board regarding candidates for directorships and the size and composition of the Board. In addition, our Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance guidelines, and reporting and making recommendations to the Board concerning corporate governance matters. The Nominating and Corporate Governance Committee met three times during fiscal year 2014.

Executive Committee — In December 2013, our Board established an executive committee consisting of Messrs. Bain, who formerly was a director and chairman of the Board, Walrod, Lang, Newman and Dr. Bo-Linn.

Pursuant to its charter, the Executive Committee had all powers and authority of the Board in the management and affairs of the Company, subject solely to the limitations set forth in Section 141(c)(2) of the General Corporation Law of the State of Delaware. During the period from December 20, 2013 and January 31, 2014, the Executive Committee met five times during fiscal year 2014. The operations of the Executive Committee were discontinued and its charter revoked effective January 31, 2014.

Copies of Corporate Governance and Other Materials Available

The following documents are available for downloading or printing on our web site at www.vmem.com, by selecting “Company,” then “Investors,” then “Corporate Governance,” and then the links to the documents listed below:

•	Audit Committee Charter

•	Compensation Committee Charter

•	Nominating and Governance Committee Charter

•	Corporate Governance Guidelines

•	Code of Business Conduct and Ethics

•	Code of Ethics for Senior Financial Officers

Compensation Committee Interlocks and Insider Participation

Messrs. Lang, Walrod and Bain served as members of our Compensation Committee during fiscal 2014. Except for the period between mid-December, 2013 and early February, 2014, when Mr. Bain served as Interim Chief Executive Officer, none of the members of our Compensation Committee is or has in the past served as an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of a board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Director Nomination Policy

The Nominating and Corporate Governance Committee is responsible for identifying, evaluating, recruiting and recommending qualified candidates to our Board for nomination or election. The Board nominates directors for election at each annual meeting of stockholders, and elects new directors to fill vacancies if they occur.

The Board strives to find directors who are experienced and dedicated individuals with diverse backgrounds, perspectives and skills. Our governance guidelines contain membership criteria that call for candidates to be selected for their character, judgment, diversity of experience, business acumen and ability to act on behalf of all stockholders. In addition, we expect each director to be committed to enhancing stockholder value and to have sufficient time to effectively carry out his or her duties as a director. The Nominating and Corporate Governance Committee also seeks to ensure that a majority of our directors are independent under the NYSE rules and that one or more of our directors is an “audit committee financial expert” under SEC rules.

Prior to our annual meeting of stockholders, the Nominating and Corporate Governance Committee identifies director nominees first by evaluating the current directors whose terms will expire at the annual meeting and who are willing to continue in service. The candidates are evaluated based on the criteria described above, the candidate’s prior service as a director, and the needs of the board of directors for any particular talents and experience. If a director no longer wishes to continue in service, if the Nominating and Corporate Governance Committee decides not to re-nominate a director, or if a vacancy is created on the board of directors because of a resignation or an increase in the size of the board or other event, then the Nominating and Corporate Governance Committee will consider whether to replace the director or to decrease the size of the Board. If the decision is to replace a director, the Nominating and Corporate Governance Committee will consider various candidates for

Board membership, including those suggested by Committee members, by other Board members, a director search firm engaged by the Committee or our stockholders. Prospective nominees are evaluated by the Nominating and Corporate Governance Committee based on the membership criteria described above and set forth in our governance guidelines.

A stockholder who wishes to recommend a prospective nominee to the Board for consideration by the Nominating and Corporate Governance Committee should notify our Corporate Secretary in writing at our principal executive office. Such notice must be delivered to our offices by the deadline relating to stockholder proposals to be considered for inclusion in our proxy materials, as publicly announced by us prior to the meeting.

Each notice delivered by a stockholder who wishes to recommend a prospective nominee to the Board for consideration by the nominating and corporate governance committee generally must include the following information about the prospective nominee:

•	the name, age, business address and residence address of the person;

•	the principal occupation of the person;

•	the number of shares of our capital stock owned by the person;

•	a description of all compensation and other relationships during the past three years between the stockholder and the person;

•	any other information relating to the person required to be disclosed pursuant to Section 14 of the Securities Exchange Act of 1934, or Exchange Act; and

•	the person’s written consent to serve as a director if elected.

The Nominating and Corporate Governance Committee may require any prospective nominee recommended by a stockholder to furnish such other information as the Nominating and Corporate Governance Committee reasonably may require to determine the person’s eligibility to serve as an independent director or that could be material to a stockholder’s understanding of the person’s independence or lack thereof.

Role of the Board in Risk Oversight

One of the key functions of our Board is informed oversight of our risk management process. Our Board does not have a standing risk management committee, but instead administers this oversight function directly through the Board, as well as through our standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Communications with Directors

Stockholders and interested parties may contact our directors to provide comments, to report concerns, or to ask a question, by mail at the following address:

Secretary

Violin Memory, Inc.

4555 Great America Parkway

Santa Clara, California 95054

BOARD OF DIRECTORS

Our Board is divided into three classes, each serving staggered, three-year terms. At the Annual Meeting, stockholders will be asked to elect two persons to serve as directors until our 2017 annual meeting. See “Proposal No. 1 – Election of Directors.”

Below are the names and ages of our seven directors as of the date of this proxy statement, the year each became a director, each director’s principal occupation or employment for at least the last five years, and other public company directorships held by each director. Unless authority is withheld, the persons named as proxies in the voting materials available to you or in the accompanying proxy will vote for the election of the Class I nominees listed below. We have no reason to believe that either nominee will be unable to serve as a director. However, if either of the nominee becomes unable to serve, the persons named as proxies will have discretionary authority to vote for a substitute nominee.

Our directors and their ages as of June 30, 2014 are as set forth below:

Name	Age	Position
Kevin A. DeNuccio	55	President, Chief Executive Officer and Director
Richard N. Nottenburg (2)(3)	60	Chairman of the Board
Georges J. Antoun (2)	51	Director
Cheemin Bo-Linn (1)	60	Director
Lawrence J. Lang (2)(3)	50	Director
Vivekanand Mahadevan (1)	61	Director
David B. Walrod (1)(3)	48	Director

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee

Our board of directors is divided into three classes, each serving staggered, three-year terms:

•	Our Class I directors are Dr. Richard N. Nottenburg and David B. Walrod and their terms will expire at our 2014 annual meeting of stockholders;

•	Our Class II directors are Georges J. Antoun, Lawrence J. Lang and Vivekanand Mahadevan and their terms will expire at our 2015 annual meeting of stockholders; and

•	Our Class III directors are Kevin A. DeNuccio and Cheemin Bo-Linn and their terms will expire at our 2016 annual meeting of stockholders.

As a result, only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective terms.

Kevin A. DeNuccio is our President and Chief Executive Officer and has served as a member of our Board since February 2014. Previously, he served as Chief Executive Officer of Metaswitch Networks Ltd., a telecommunications hardware and software company, from February 2010 until June 2012. He remained a member of the Metaswitch Networks’ board of directors until joining us. Mr. DeNuccio served as President and Chief Executive Officer of Redback Networks Inc., a provider of edge routers, from August 2001 until its acquisition by Ericsson in January 2007 after emerging from bankruptcy in 2004. From 1995 to 2001, he held a number of executive positions at Cisco Systems, including senior vice president of worldwide service provider operations. Prior to joining Cisco, Mr. DeNuccio was President and CEO of Bell Atlantic Network Integration, a wholly owned subsidiary of Bell Atlantic (now Verizon Communications). He has also held senior management positions at both Unisys Corporation and Wang Laboratories network integration and worldwide channel partner businesses. Mr. DeNuccio previously served on numerous public and private boards of directors including

Redback Networks, JDS Uniphase Corporation, KPMG consulting (BearingPoint), Netpliance (TippingPoint), Salesnet and SanDisk. He currently serves on the board of directors of Juniper Networks, Calix, GrndCntrl, SevOne, and Northeastern University. Mr. DeNuccio earned a master’s degree in business administration from Columbia University and a bachelor’s degree in Finance from Northeastern University. Our Board has concluded that Mr. DeNuccio should serve as a director due to his outstanding record within the technology industry, wealth of industry experience and the perspective and experience he brings as our President and Chief Executive Officer.

Dr. Richard N. Nottenburg has served as a member of our Board since February 2014 and as Chairman of the Board since June 2014. Dr. Nottenburg, an investor in early stage technology companies and a management consultant, served as President and Chief Executive Officer and a member of the board of directors of Sonus Networks, Inc. from June 2008 through October 2010. From July 2004 until May 2008, Dr. Nottenburg was an officer with Motorola, Inc., ultimately serving as its Executive Vice President, Chief Strategy Officer and Chief Technology Officer. Dr. Nottenburg is currently a member of the boards of directors of PMC Sierra, Inc. (where he is also a member of the audit committee), Verint Systems Inc., (where he is also chairman of the compensation committee) and Aeroflex Corporation. Dr. Nottenburg holds a B.S. in Electrical Engineering from Polytechnic Institute of New York, an M.S. in Electrical Engineering from Colorado State University, and a Doctor of Science in Electrical Engineering from the Ecole Polytechnique Federale de Lausanne in Lausanne, Switzerland. Our Board has concluded that Dr. Nottenburg’s financial and business expertise, including his diversified background of managing technology companies, serving as a chief executive officer, and serving as a director of public technology companies, give him the qualifications and skills to serve as a director.

Georges J. Antoun has served as a member of the Board since June 2014. Mr. Antoun is Chief Operating Officer of First Solar, Inc., a global provider of comprehensive solar systems. From January 2007 to July 2011, Mr. Antoun was the Head of Product Area IP & Broadband Networks for Telefonaktiebolaget L.M. Ericsson. Before joining Ericsson, from August 2001 to January 2007, Mr. Antoun was Senior Vice President of Worldwide Sales & Operations at Redback Networks, which Ericsson acquired in January 2007. After the acquisition of Redback Networks, Mr. Antoun was promoted to Chief Executive Officer of the Redback entity at Ericsson until 2009. Prior to Redback Networks, from 1996 to 2001, Mr. Antoun worked at Cisco Systems where he served in various executive roles including Vice President of Worldwide Systems Engineering and Field Marketing, Vice President of Worldwide Optical Operations and Vice President of Carrier Sales. Mr Antoun also serves on the board of directors of Ruckus Wireless, Inc. and Dexcomm, Inc.. Mr. Antoun holds a B.S. in Engineering from the University of Louisiana at Lafayette, an M.S. in Information Systems from NYU Poly and an Executive Management degree from the Ericsson program at Columbia University. Our Board has concluded that Mr. Antoun should serve as a director due to his vast executive and technical experience.

Dr. Cheemin Bo-Linn has served as a member of our Board since December 2013. Dr. Bo-Linn is the President of Peritus Partners, an international consulting group focused on leading companies to the next level of growth and increasing business valuation. Previously, Dr. Bo-Linn has held executive officer management roles with NetLine Corporation and Vice President of IBM Corporation, and has substantial financial experience. She presently serves as an advisory board member for SpeedTrack, Inc. and WITI (Women in Technology International) and has previously held board positions with the Association of Corporate Growth (ACG Silicon Valley), the American Electronics Association and private companies. Cheemin Bo-Linn holds a Doctorate of Education focused on “Management Information Systems and Organizational Change” from the University of Houston. Our Board has concluded that Dr. Bo-Linn should serve as a director because of her executive management roles, her financial experience, her software, storage and digital media expertise and her experience as a consultant to a significant number of international companies.

Lawrence J. Lang has served as a member of the Board since May 2010. From September 2010 to November 2013, Mr. Lang has served as President and Chief Executive Officer of Quorum Labs, Inc., a company which provides high availability and disaster recovery computing products and services. He previously served as Vice President and General Manager of the Services and Mobility Business Unit of Cisco Systems, Inc. from December 2001 to November 2009. Mr. Lang served on the board of directors of Infineta Systems, Inc., a provider of inter-datacenter, wide-area network optimization solutions, from May 2012 until its sale to Riverbed Networks, Inc. in February 2013. He also previously served on the board of directors of BelAir Networks Inc., a provider of carrier-grade Wi-Fi equipment, from March 2010 until May 2012, when it was acquired by Ericsson, Inc. Mr. Lang holds an M.S. in Operations Research from Stanford University and a B.S.E. in Electrical Engineering from Duke University. Our Board has concluded that Mr. Lang should serve as a director due to his background of more than twenty years of global business-building experience and as an executive in the technology industry.

Vivekanand Mahadevan has served as a member of our Board since April 2014. Mr. Mahadevan is Chief Executive Officer of Dev Solutions, Inc., a technology consulting firm focused on data analytics, security, storage and cloud markets, and has held that position since January 2013. Previously, Mr. Mahadevan was Chief Strategy Officer of NetApp, Inc., a storage and data management company, from November 2010 to March 2012. From January 2009 to September 2010, Mr. Mahadevan was Vice President of Marketing and Business Line Executive at LSI Corp., a semiconductor and software company. From December 2007 through June 2008, he served as Chief Executive Officer of Deeya Energy, Inc., an energy storage technology company. Mr. Mahadevan serves on the board of directors of Overland Storage, Inc., formerly Overland Data, Inc. Mr. Mahadevan has a B.S. from the Indian Institute of Technology, Madras and an M.S. and MBA from the University of Iowa. Our Board has concluded that Mr. Mahadevan should serve as a director because of his executive experience in the technology industry and specifically his experience in the enterprise storage space.

David B. Walrod has served as a member of our Board since September 2011. Mr. Walrod has served on the board of directors of LumaSense Technologies, Inc., a provider of temperature and gas sensing instruments, since November 2005, TrustID, Inc., a provider of physical authentication solutions, since December 2009 and Superior Care Pharmacy, Inc., a pharmacy services provider, since March 2010. Mr. Walrod has served as Executive-in-Residence at Vodafone, a telecommunications provider, since August 2012, and as an independent investor and advisor since April 2007. He has also served as a Venture Partner of Bridgescale Partners, a venture capital investment company, from April 2009 to December 2011 and a General Partner of Oak Investment Partners, a venture capital investment company, from March 1999 to April 2007. Mr. Walrod received a J.D. from Harvard Law School, a Ph.D. in Physics from the Massachusetts Institute of Technology and a B.A. in Physics from the University of California, Berkeley. Our Board has concluded that Mr. Walrod should serve as a director due to his extensive board experience as a venture capitalist investing in growth technology companies, which brings industry and investment experience to the board of directors.

EXECUTIVE OFFICERS

The following sets forth to biographical information of our named executive officers as of June 30, 2014:

Name	Age	Position
Kevin A. DeNuccio	55	President, Chief Executive Officer and Director
Cory J. Sindelar	45	Chief Financial Officer
Thomas G. Mitchell	55	Senior Vice President, Global Field Operations

A description of the business experience of Kevin A. DeNuccio is provided above under the heading “Board of Directors”.

Cory J. Sindelar has served as our Chief Financial Officer since December 2011. Prior to joining us, Mr. Sindelar served as the Chief Financial Officer from March 2011 to December 2011 and as a Consultant from December 2010 to March 2011 of Kilopass Technology, Inc., a memory semiconductor company. He also previously served as Chief Financial Officer of Ikanos Communications, Inc., a semiconductor and software provider, from September 2006 to July 2011. From 2003 to 2006, Mr. Sindelar held various finance positions at

EMC Corporation. From 2000 to 2003, Mr. Sindelar was Vice President, Corporate Controller and Principle Accounting Officer at Legato Systems, Inc., which was acquired by EMC. Mr. Sindelar holds a B.S. in Business Administration from Georgetown University.

Thomas G. Mitchell has served as our Senior Vice President of Global Field Operations since February 2014. Prior to joining the Company, and beginning in 2010, Mr. Mitchell was employed by Avaya Inc., a global provider of next-generation business collaboration and communications solutions. Mr. Mitchell held a number of positions at Avaya and, most recently, served as Senior Vice President, Avaya Global Sales, and led Avaya’s worldwide sales organization, including its sales force and channel organization. Prior to joining Avaya in 2010, Mr. Mitchell was a technology consultant for more than six years and specialized in developing and refining strategies in the information technology marketplace for clients ranging from small companies to established multinational corporations with large product and service revenue streams. From 1993 to 2002, Mr. Mitchell was Senior Vice President at Cisco Systems Inc., a provider of networks and technology architecture, and was in charge of Cisco’s channel sales and marketing, telesales, field sales engineering and channel services sales organizations. From 1984 to 1993, Mr. Mitchell was employed by Motorola ISG, a global provider of network communications equipment in a number of positions in Motorola’s sales and marketing organization. Mr. Mitchell earned a B.A. in Marketing from Northern Colorado University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of June 30, 2014 about the number of shares of common stock beneficially owned by:

•	each person or group of persons known to us to be the beneficial owner of more than 5% of our common stock;

•	each of our named executive officers and directors; and

•	all or our named executive officers and directors as a group.

Unless otherwise noted below, the address of each beneficial owner listed in the table is: c/o Violin Memory, Inc., 4555 Great America Parkway, Santa Clara, California 95054.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. Except as otherwise indicated, each director and named executive officer (1) has sole investment and voting power with respect to the securities indicated or (2) shares investment and/or voting power with that individual’s spouse.

Applicable percentage beneficial ownership data is based on 90,917,640 shares of our common stock outstanding as of June 30, 2014. In computing the number of shares of capital stock beneficially owned by a person and the percentage beneficial ownership of that person, we deemed outstanding shares subject to options, restricted stock units and warrants held by that person that are currently exercisable or exercisable or vesting within 60 days of June 30, 2014. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than one percent is denoted with an “*”.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percentage of Class
5% Stockholders:
Entities affiliated with Toshiba (2)	9,161,126	10.1%
Mark N. Rosenblatt (3)	5,374,710	5.9
Donald G. Basile (4)	4,987,433	5.5

Executive Officers and Directors:
Kevin A. DeNuccio (5)	1,500,000	1.6%
Cory J. Sindelar	142,038	*
Thomas G. Mitchell	—	*
Georges J. Antoun	—	*
Cheemin Bo-Linn	—	*
Lawrence J. Lang (6)	353,076	*
Vivekanand Mahadevan	—
Richard N. Nottenburg	—
David B. Walrod (7)	244,553	*
All Executive Officers and Directors as a group (9 persons) (8)	2,239,667	2.5%

(1)	The number and percentage of shares beneficially owned is determined in accordance with rule 13-d3 of the Securities Exchange Act of 1934, as amended, (“The Exchange Act”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares to which the person has sole or shared voting power or investment power and also any shares that the person has the right to acquire within 60 days of June 30, 2014, through the exercise of any stock options or other rights. Any shares that a person has the right to acquire within 60 days of June 30, 2014 are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
(2)	Based on a Schedule 13G filed on February 14, 2014, 5,000,000 shares held by Toshiba Corporation and 4,161,126 shares held by Toshiba America Electronic Components, Inc. Toshiba Corporation’s address is 1-1, 1-Chome, Minato-ku, Tokyo, 105-8001, Japan and Toshiba America Electronic Components, Inc.’s address is 9740 Irvine Boulevard, Irvine, California 92618.
(3)	Based on a Schedule 13G filed on June 9, 2014 Mark N. Rosenblatt beneficially owned 5,374,710 shares consisting of shared power to vote 4,454,364 shares and sole power to vote 920,346 shares. Rationalwave Associates, the discretionary investment manager of Rationalwave Onshore, has the power to direct the voting and disposition of shares held by Rationalwave Onshore. Mr. Rosenblatt is the President of Rationalwave Associate and in that capacity directs the voting and disposition of shares held by Rationalwave Onshore. The address of the business office of each of the Reporting Persons is 108 Ardsley Road, Scarsdale, NY 10583
(4)

Based on a Schedule 13D filed on June 13, 2014 Mr. Basile beneficially owned an aggregate of 4,987,433 shares of Common Stock, consisting of 2,671,987 shares of Common Stock for his own account; 78,461 shares of Common Stock held in accounts for the benefit of Mr. Basile’s minor children; 1,424,485 options to purchase shares of Common Stock; and 812,500 restricted stock units, which will be settled by the delivery of shares of Common Stock in ratable installments on July 2, 2014 and August 4, 2014. Mr. Basile’s business address is c/o Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, NY 10019-6064.

(5)	Includes 1,500,000 shares issuable upon the exercise of options exercisable within 60 days of June 30, 2014, of which 666,667 shares are immediately exercisable, but subject to continued vesting.
(6)	Includes 109,326 shares held by L. Lang & K. Lang TTEE The Lang Revocable Trust and 50,000 shares issuable upon the exercise of options exercisable within 60 days of June 30, 2014.
(7)	Includes 14,883 shares held by The Walrod Family Trust (11/12/2010) and 100,000 shares issuable upon the exercise of options exercisable within 60 days of June 30, 2014.
(8)	Includes 1,650,000 shares issuable upon the exercise of options exercisable within 60 days of June 30, 2014.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

In addition to the cash and equity compensation arrangements of our named executive officers and directors, the following is a description of transactions for the year ended January 31, 2014, to which we have been a party in which the amount involved exceeded or will exceed $120,000 and in which, at the time of such transaction, any of our directors, named executive officers or beneficial holders of more than 5% of our capital stock, or entities affiliated with or immediate family members of any of the foregoing, had or will have a direct or indirect material interest.

Issuance of Convertible Promissory Notes

From June 2013 to August 2013, we issued and sold convertible promissory notes and warrants to certain accredited investors for a total aggregate amount of $5,160,000 pursuant to a note and warrant purchase agreement. Under this agreement, the note holders elected to convert their respective outstanding principal and accrued interest into shares of Series D convertible preferred stock at a rate calculated by dividing the total principal and accrued interest by $6.00. These notes automatically converted upon the occurrence of an initial public offering into shares of common stock at the greater of (i) the calculated number of shares of Series D convertible preferred stock converted to common stock based on the Series D conversion price, or (ii) the calculated number of shares of common stock based on the per share offering price to the public in the initial public offering. Upon closing of our initial public offering, the outstanding principal balance of $5,160,000 plus accrued interest of approximately $108,000, converted into an aggregate of 582,382 shares of common stock. In connection with this agreement, we also issued warrants exercisable into an aggregate of 64,500 shares of Series D convertible preferred stock. Following our initial public offering, the warrants became warrants to purchase 32,794 shares of common stock. Pursuant to this agreement, and for value received, we issued to Rationalwave Onshore Equity Fund LP, which was a greater than 5% holder of our capital stock at the time of our initial public offering, a convertible promissory note in the amount of $500,000, which, along with interest, converted into 57,108 shares of common stock upon our initial public offering, and a warrant to purchase 6,250 shares of Series D convertible preferred stock at $6.00 per share, which converted into a warrant to purchase 3,178 shares of our common stock upon our initial public offering.

Sale of Convertible Preferred Stock

In July 2013, Toshiba America Electronic Components, Inc., or Toshiba, purchased 1,500,000 shares of our Series D convertible preferred stock for an aggregated purchase price of $9.0 million. These shares converted into 762,748 shares of common stock on closing of our initial public offering.

In connection with the Series D financing, we issued a warrant to Toshiba whereby, at Toshiba’s election, our obligation to pay the past due amounts, if any, owed for goods purchased through the above Sales Agreement, would be satisfied through the issuance of shares of Series D convertible preferred stock at an exercise price of $0.01 per share, the amount of which would be determined by the unpaid past due amount divided by the stock valuation price. The warrants terminated immediately prior to the closing of our initial public offering. No shares of Series D convertible preferred stock were issued pursuant to this warrant.

Agreements with Toshiba

In June 2011, we entered into a Sales Agreement with Toshiba Corporation and its affiliates, including Toshiba America Electronic Components, Inc. (collectively Toshiba), pursuant to which we agreed to purchase at least 70% of our flash memory from Toshiba. For the year ended January 31, 2014, we purchased component parts of $38.2 million from Toshiba. Our Sales Agreement with Toshiba expires in June 2014 and will automatically renew for successive one-year periods unless terminated by either party. During the twelve months ended January 31, 2014, we had system sales to Toshiba of $4.0 million.

In July 2013, the Company signed an agreement with Toshiba for the development of PCIe cards and the sale of sample cards and received a prepayment of $16 million. The $16 million prepayment consisted of $8 million for services to be performed for the development of the PCIe cards and $8 million for the sale of sample PCIe cards and related support services. The Company retains all ownership of the intellectual property developed under the agreement. The Company recognized $6.0 million of revenue related to development of PCIe cards and $3.2 million of revenue related to sample products during fiscal 2014.

In May 2014, the Company entered into a mutual termination agreement with Toshiba to terminate its development of PCIe cards. Under the agreement, the remaining portion of prepaid development services and sample cards as of April 30, 2014 of $5.8 million was refunded to Toshiba.

RiverMeadow Investment

In September 2013, we purchased 118,204 shares of Series B convertible preferred stock for consideration of $0.5 million. Mark Rosenblatt, a former member of our Board, serves as a member of the Board of Directors of RiverMeadow, and Jeff Newman, a former member of our Board, serves as the Chairman of the Board of RiverMeadow. From April 2012 to August 2013, Don Basile, our former chief executive officer, served as a director of RiverMeadow. As of March 31, 2014, Messrs. Basile, Newman and Rosenblatt through their affiliates are also investors in RiverMeadow and collectively with us owned approximately 19% of the outstanding stock of RiverMeadow on a fully diluted basis.

Indemnification Agreements

We have entered into indemnification agreements with our officers and directors. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify these individuals to the fullest extent permitted by Delaware law. See “Management — Limitation on Liability and Indemnification Matters.”

Related-Party Transaction Policy

Our executive officers, directors, holders of more than 5% of any class of our voting securities and any member of the immediate family of and any entity affiliated with any of the foregoing persons are not permitted to enter into a related-party transaction with us without the prior consent of our audit committee, or other independent members of our board of directors in the event it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to our audit committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related-party’s interest in the transaction.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents information concerning total compensation of our named executive officers for services rendered to us in all capacities during fiscal 2014 and 2013 except for Howard Bain, who also had compensation as a board member, which is reported below in the table entitled “Director Compensation”:

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards (1)($)	Restricted Stock Unit Awards (1)($)	Other (6) ($)		Total ($)
Howard A. Bain III (2)	2014	128,000	—	—	—	—		128,000
Interim President and Chief Executive Officer

Cory J. Sindelar	2014	265,000	120,000	—	661,500	10,200		1,056,700
Chief Financial Officer	2013	240,000	120,000	—	1,430,000	10,200		1,800,200

John A. Kapitula (3)	2014	260,000	—	—	551,250	10,200		821,450
Senior Vice President, Operations	2013	223,333	130,000		—	10,200		363,533

Donald G. Basile (4)	2014	397,691	—	—	8,820,000	7,102,275	(7)	16,319,966
Former President and Chief Executive Officer	2013	400,000	725,000	2,975,738	14,800,000	10,200		18,910,938

Dixon R. Doll Jr. (5)	2014	289,134	150,000	—	1,323,000	1,864,553	(8)	3,626,687
Former Chief Operating Officer	2013	300,000	150,000	—	4,500,000	10,200		4,960,200

(1)	The amounts shown are the aggregate grant date fair value of stock options and RSUs computed in accordance with FASB accounting standard codification topic 718 and do not reflect the compensation actually received by the named executive officer. These award values have been determined based on certain assumptions, which are set forth above in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Stock-based Compensation.”
(2)	Mr. Bain acted as Interim President and Chief Executive Officer from December 16, 2013 until February 1, 2014, for which he received a cash payment only. Please refer to the “Director Compensation Table” below for fees earned associated with board service. Mr. Bain resigned his position as Chairman and member of the board of directors and related committees effective June 5, 2014.
(3)	Mr. Kapitula resigned from his position as Senior Vice President, Operations of the Company, and from his positions as an officer and/or director of the Company’s subsidiaries effective May 15, 2014.
(4)	The Company terminated Mr. Basile from his positions as President and Chief Executive Officer of the Company effective December 16, 2013.
(5)	Mr. Doll, Jr. resigned from his position as the Company’s Chief Operating Officer and as a director of the Company effective on January 2, 2014.
(6)	Includes employer paid portion of benefits.
(7)	Consists of: (i) the issuance of 248,649 shares of common stock in lieu of cash severance equal to $920,000 on the date of the agreement, (ii) the acceleration of vesting of 1,625,000 RSUs, based on $3.78, which was the closing sale price of our common stock on the last day of our fiscal year, (iii) estimate payments for 18 months of benefits coverage under COBRA of $30,425 and (iv) employer paid portion of benefits equal to $9,350. The value of the accelerated RSUs included here was also included in the column heading “Restricted Stock Unit Awards” based on the original grant date.
(8)	Consists of: (i) cash severance equal to $300,000, which will be paid over twelve months, (ii) a payment of $115,479, which represents the unpaid, pro-rata portion of the target annual bonus for fiscal 2014, (iii) the acceleration of vesting of 375,000 RSUs, based on $3.78, which was the closing sale price of our common stock on the last day of our fiscal year, (iv) the estimate payments for 12 months of benefits coverage under COBRA of $21,374 and (v) employer paid portion of benefits equal to $10,200. The value of the accelerated RSUs included here was also included in the column heading “Restricted Stock Unit Awards” based on the original grant date.

Outstanding Equity Awards

The following table presents certain plan information of equity awards held by our named executive officers as of January 31, 2014:

			Option Awards				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Un-Exercisable)	Option Exercise Price	Option Expiration Date	Number of Unvested RSUs (3)	Market Value of Unvested RSUs ($) (1)
Howard A. Bain III (2)
Cory J. Sindelar	3/6/2012						100,000	378,000
	8/27/2012						50,000	189,000
	9/3/2013						75,000	283,500
John A. Kapitula	9/6/2011	(4)	5,555	16,667	$1.42	9/5/2021
	9/3/2013						62,500	236,250
Donald G. Basile	11/12/2010		514,116		$0.14	11/12/2020
	8/5/2011		910,369		$1.42	8/4/2021
	6/28/2012						2,500,000	9,450,000
	9/3/2013						375,000	1,417,500
Dixon R. Doll Jr.	9/6/2011		400,000		$1.42	9/5/2021
	11/15/2012						300,000	1,134,000
	9/3/2013						75,000	283,500

(1)	The market value is based on the closing price of our common stock on January 31, 2014, which was $3.78 per share.
(2)	Mr. Bain received no equity in association with his service as Interim Chief Executive Officer, please refer to the “Director Compensation Table” below.
(3)	Restricted stock unit award vests upon the satisfaction of both a service-based requirement and the occurrence of a liquidation event, including an initial public offering whereby the vesting occurs the earlier of 181 days after the closing of an initial public offering or March 15th of the year following an initial public offering.
(4)	Award vests at a rate of 1/36th of the total number of shares subject to the award for each month of continuous service after the vesting commencement date.

Employment Agreements

Below is a summary of the employment agreements with our executive officers that were in effect as of June 30, 2014.

Kevin A. DeNuccio

In February 2014, we entered into an employment offer letter with Kevin A DeNuccio. Pursuant to his offer letter, Mr. DeNuccio will receive an annual base salary of $750,000, subject to review by the Compensation Committee from time to time. Mr. DeNuccio’s salary cannot be reduced without his consent other than a reduction that applies pro rata to all members of the Company’s senior management team. Mr. DeNuccio will also be eligible for an annual bonus based on criteria established by the Compensation Committee for years after 2015 with a target amount equal to 100% of his base salary. Mr. DeNuccio’s bonus for fiscal year 2015 will be equal to $750,000. The offer letter also provides that Mr. DeNuccio will receive a buy-out and signing bonus of $3.0 million as compensation for us asking him to resign from the board of several public and private companies on which he served. If, prior to the 18th month anniversary of Mr. DeNuccio’s employment or a change of control, Mr. DeNuccio’s employment ends because he resigns without good reason or is terminated for cause or by reason of his death or disability (each, a “Payback Event”), then Mr. DeNuccio must return the pro rata portion of this $3.0 million bonus (on an after-tax basis) to the Company.

We granted Mr. DeNuccio an option to purchase 4,000,000 shares. Under the terms of the grant, 1,000,000 shares are immediately exercisable but a pro rata portion will be subject to a right of repurchase at the exercise price if before Mr. DeNuccio completes 18 months of employment, his employment ends due to the occurrence of a Payback Event. If we are subject to a change of control before Mr. DeNuccio’s employment terminates, the right to repurchase will lapse in full. The remaining 3,000,000 shares underlying the grant will vest in equal monthly installments over 36 months, subject to Mr. DeNuccio’s continued service through the vesting date. In the event of an involuntary termination of Mr. DeNuccio’s employment, the vesting of these shares will accelerate by 12 months and the vested portion of the option will remain exercisable for a period of 12 months following the date of termination. If we are subject to a change of control, all of the shares underlying the option will become fully vested and exercisable.

In the event of an involuntary termination, we will pay an amount equal to the sum of (i) Mr. DeNuccio’s base salary for a 12 month period plus (ii) Mr. DeNuccio’s target bonus for the year in which the involuntary termination occurs. In addition, Mr. DeNuccio will be eligible for continuing health benefits for 12 months following the involuntary termination. To be eligible to receive any severance compensation, including acceleration of his option, Mr. DeNuccio must execute a release of claims against the Company.

Cory J. Sindelar

In December 2011, we entered into an offer letter agreement with Cory J. Sindelar, our Chief Financial Officer. This offer letter agreement set Mr. Sindelar’s base salary at an annual rate of $240,000, which was increased to $300,000 in September 2013, and provided that Mr. Sindelar is eligible to receive an annual bonus of up to $120,000. Effective June 1, 2012, Mr. Sindelar’s target bonus was increased to $240,000. Mr. Sindelar is also entitled to participate in all employee benefit plans, including group health plans and all fringe benefit plans. Mr. Sindelar’s offer letter agreement provides that he is an at-will employee, and his employment may be terminated at any time by him or us. Pursuant to Mr. Sindelar’s offer letter, if we experience a change of control, Mr. Sindelar will receive acceleration of vesting of his equity awards, subject to a requirement that he provides up to six months of transition if required as part of the acquisition agreement.

In December 2013, we entered into an updated employment agreement with our Chief Financial Officer, Cory Sindelar. If Mr. Sindelar’s employment with us terminates as a result of an involuntary termination on or at any time within three months before or twelve months after a change of control, and Mr. Sindelar signs and does not revoke a standard release of claims in a form reasonably acceptable to us, then Mr. Sindelar shall be entitled to: (i) nine months of base salary plus pro rata amount of annual target bonus, (ii) acceleration of all equity, and (iii) reimbursement of health insurance for up to twelve months. If the executive’s employment with us terminates as a result of an involuntary termination without a change of control, and Mr. Sindelar signs and does not revoke a standard release of claims in a form reasonably acceptable to us, then Mr. Sindelar shall be entitled to (i) nine months of base salary and (ii) reimbursement of health insurance for up to nine months.

In January 2014, we entered into a Change of Control and Severance Agreement with Mr. Sindelar. If Mr. Sindelar’s employment with us terminates as a result of an involuntary termination on or at any time within three months before or twelve months after a change of control, and Mr. Sindelar signs and does not revoke a standard release of claims in a form reasonably acceptable to us, then Mr. Sindelar shall be entitled to: (i) nine months of base salary plus pro rata amount of annual target bonus, (ii) acceleration of all equity, and (iii) reimbursement of health insurance for up to twelve months. If the executive’s employment with us terminates as a result of an involuntary termination without a change of control, and Mr. Sindelar signs and does not revoke a standard release of claims in a form reasonably acceptable to us, then Mr. Sindelar shall be entitled to (i) nine months of base salary, and (ii) reimbursement of health insurance for up to nine months.

Thomas G. Mitchell

In February 2014, we entered into an employment offer letter dated with Mr. Mitchell. Pursuant to the terms of his offer letter, Mr. Mitchell will receive an annual base salary of $300,000, subject to adjustment pursuant to the Company’s compensation policies in effect from time to time. Mr. Mitchell is also eligible to earn an additional $300,000 in incentive compensation on an annualized basis based on meeting certain established sales performance objectives.

We granted Mr. Mitchell an option to purchase 1,000,000 shares of our common stock. Under the terms of the grant, 250,000 shares will vest upon Mr. Mitchell’s completion of one year of continuous service after his date of hire, and the balance of 750,000 shares will vest in equal quarterly installments over the subsequent three years, subject to Mr. Mitchell’s continuous service through each vesting date. Subject to the terms of a Change in Control and Severance Agreement between the Company and Mr. Mitchell, which is summarized below, if we are subject to a change of control, all of the shares underlying the option will become fully vested and exercisable.

We also entered into a Change of Control Agreement with Mr. Mitchell, (the “Mitchell Change of Control Agreement”). The Mitchell Change of Control Agreement provides that it shall terminate upon the date that all obligations of the parties to the Change of Control Agreement are satisfied, and that Mr. Mitchell’s employment is and will continue to be at-will, as defined under applicable law.

If Mr. Mitchell’s employment terminates as a result of an Involuntary Termination (as that term is defined in the Change in Control Agreement) on or at any time within three months before or twelve months after a Change of Control (as that term is defined in the Agreement), and Mr. Mitchell signs and does not revoke a standard release of claims with us in a form reasonably acceptable to us which becomes effective no later than the 30th day after the later of the Termination Date (as that term is defined in the Agreement) or the Change of Control, Mr. Mitchell is entitled to the following severance benefits, provided that no such benefits shall accrue and be payable (or take effect, as the case may be) unless and until a Change of Control occurs:

(i)	payment of his annual base salary as in effect as of the Termination Date, less applicable withholding, for a period of six months following the later of the Involuntary Termination or the Change of Control in accordance with our payroll practices;

(ii)	acceleration of the vesting and exercisability of all of his equity awards with respect to the common stock of the Company or its successor, or the parent of either, to the extent outstanding, or of any deferred compensation into which Mr. Mitchell’s equity awards were converted upon the Change of Control, which payment will be made in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and

(iii)	reimbursement by us of the group health continuation coverage premiums for Mr. Mitchell and his eligible dependents under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) as in effect through the lesser of (x) six months from the Termination Date, (y) the date upon which he and his eligible dependents become covered under similar plans or (z) the date he no longer constitutes a “Qualified Beneficiary” (as such term is defined in Section 4980B(g) of the Code).

If Mr. Mitchell’s employment by us terminates as a result of an Involuntary Termination apart from a Change of Control, he will be entitled to payment of his annual base salary as in effect as of the Termination Date, less applicable withholding, for a period of six months following the Involuntary Termination in accordance with the Company’s payroll practices, plus reimbursement of the group health continuation premiums for Mr. Mitchell and his eligible dependents under COBRA for a period of six months following the Involuntary Termination.

John A. Kapitula

In September 2009, we entered into an offer letter agreement with John A. Kapitula. This offer letter agreement set Mr. Kapitula’s base salary at an annual rate of $36,000 until such time we completed an institutional fund raising then it would be adjusted to an annual rate of $180,000. Effective June 1, 2012, Mr. Kapitula’s base salary was increased to an annual rate of $260,000. Mr. Kapitula was also entitled to participate in all employee benefit plans, including group health plans and all fringe benefit plans. Mr. Kapitula’s offer letter agreement provides that he was an at-will employee, and his employment may be terminated at any time by him or us. Upon his resignation of employment, Mr. Kapitula was granted a separation payment of $130,000 equivalent to six months base compensation plus paid benefits, in exchange for a general release and agreement of confidentiality.

Potential Payments Upon Termination or Change of Control

The following table summarizes the payments that would be made to our named executive officers, who were serving in this capacity as of January 31, 2014, upon termination of employment qualifying for severance benefits not in connection with a change in control, the occurrence of a change of control or a termination of employment qualifying for severance benefits following a change of control, assuming that each named executive officer was terminated without cause not in connection with a change in control on January 31, 2014, that a change of control of our company occurred on January 31, 2014, or in the event that each named executive officer’s involuntary termination of employment with our company occurred on January 31, 2014 within 12 months following a change of control, as applicable. Amounts shown do not include (i) accrued but unpaid salary through the date of termination, (ii) other benefits earned or accrued by the named executive officer during his employment that are available to all salaried employees, such as accrued vacation, (iii) any earned but unpaid annual bonus for any annual bonus period which had ended prior to termination, or (iv) any equity awards received by the named executive officers after January 31, 2014.

Name	Termination without Cause not in Connection with a Change of Control	Change of Control	Involuntary Termination within 12 Months after a Change of Control
Cory J. Sindelar
Cash severance	$225,000	$—	$225,000
Acceleration of equity (1)	—	—	850,500
Continued health benefits (2)	16,030	—	21,374

	$241,030	$—	$1,096,874

(1)	The value of accelerated equity was calculated by multiplying the number of RSUs subject to acceleration by the closing price of our common stock as of January 31, 2014 of $3.78 per share and by multiplying the number of shares subject to acceleration by the difference between the closing price of our common stock as of January 31, 2014 and the per share exercise price of the “in-the-money” accelerated stock option.
(2)	Represents the aggregate full premium payments that would be required to be paid to or on behalf of each named executive officer to provide continued health insurance coverage under COBRA (based on the executive’s health insurance coverage as of January 31, 2014) for the maximum period available to the named executive officer.

Executive will not receive a gross-up payment if the executive officer is required to pay excise tax under Section 4999 of the Internal Revenue Code. Other than Mr. Sindelar, none of our executive officers are entitled to payments in the event of termination or a change of control as of January 31, 2014.

Equity Compensation Plan Information

The following table sets forth required information for the Company’s equity compensation plans as of January 31, 2014:

	Number of Securities to be Issued Upon Exercise of Outstanding Equity Awards	Weighted Average Exercise Price of Outstanding Equity Awards	Number of Securities available for Future Issuances under Equity Compensation Plans (2)(3)
Plan Category
Equity compensation plans approved by shareholders (1)	18,643,081	$1.43	7,121,694
Equity plans not approved by shareholders	—	—	—

(1)	Includes the 2012 Stock Incentive Plan (the “2012 Plan”), 2012 Employee Stock Purchase Plan (the “2012 ESPP”) and 2005 Stock Plan (the “2005 Plan”). The 2012 Plan replaced the 2005 Plan.
(2)	The number of shares available for issuance under the 2012 Plan will automatically increase on the first day of each fiscal year beginning on February 1, 2014 in an amount equal to the lesser of (i) 5% of the outstanding shares of common stock on the last day of the immediately preceding fiscal year, or (ii) another amount determined by the Board of Directors.
(3)	The number of shares available for issuance under the 2012 ESPP automatically increases on February 1 each year, beginning in 2014, by the lesser of 0.75% of the shares of common stock then outstanding or 1,000,000 shares.

Compensation of Directors

Our compensation committee reviews and makes recommendations to our board of directors concerning director compensation. Mr. DeNuccio, who is our Chief Executive Officer and a director, is not compensated for his service as a director. Each of our non-employee directors are entitled to receive compensation for fiscal 2015 as described below.

Each of our directors receives an annual retainer of $35,000, and our Chairman receives an additional annual retainer of $10,000. In addition, the chairperson and members of the audit committee receive annual retainers of $20,000 and $10,000 respectively; the chairperson and members of the compensation committee receive annual retainers of $15,000 and $7,500, respectively; and the chairperson and members of the nominating and corporate governance committee receive annual retainers of $9,000 and $4,500, respectively.

New, non-employee directors receive an initial grant of an non-statutory option to purchase that number of shares of Common Stock having a value of $250,000 using the Black-Scholes valuation methodology and which vests and becomes exercisable in equal annual amounts over three years. Thereafter, on the date of our annual shareholder meeting, non-employee directors who have served as a director for at least six months prior to the annual meeting date receive annual grants of non-statutory options to purchase that number of shares common stock having a value of $150,000 using the Black-Scholes valuation methodology and which vests and becomes exercisable on the first anniversary date of the grant.

Our directors do not receive any additional compensation for attending board or committee meetings.

Director Compensation Table

The following table sets forth a summary of the compensation earned by directors for the year ended January 31, 2014:

Name	Fees Earned in Cash($) (1)	Options/Stock Awards($) (2)	Total($)
Howard A. Bain III (3)	23,129	1,102,500	1,125,629
Cheemin Bo-Linn	6,329	250,000	256,329
Lawrence J. Lang	18,814	441,000	459,814
Jeffrey J. Newman (4)	12,082	441,000	453,082
David B. Walrod	21,230	441,000	462,230

(1)	Amounts reflect pro rata portion of annual cash retainers that began with the closing of our IPO.
(2)	Amounts listed in this column represent the aggregate fair value of the awards computed as of the grant date of each award granted during fiscal 2014 in accordance with Financial Accounting Standards Board Accounting Standards Codification No. 718, Compensation-Stock Compensation, or FASB ASC Topic 718, rather than amounts paid to or realized by the named individual. Our assumptions with respect to the calculation of these values are set forth above in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Stock-Based Compensation.” There can be no assurance that options will be exercised (in which case no value will be realized by the individual) or that the value on exercise will approximate the fair value as computed in accordance with FASB ASC Topic 718. These awards vest over two or three years.
(3)	Mr. Bain resigned as a member of the board of directors and related committees effective June 5, 2014.
(4)	Mr. Newman resigned as a member of the board of directors effective June 4, 2014.

The following table lists all outstanding equity awards held by non-employee directors as of January 31, 2014:

			Option Awards				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options— Exercisable	Number of Securities Underlying Unexercised Options—Not Exercisable	Exercise Price of Options($)	Expiration Date of Options	Number of RSUs that have not vested	Market Value of RSUs that have not Vested($) (1)
Howard A. Bain III	11/15/2012	(2)					100,000	378,000
	9/3/2013	(3)					125,000	472,500

Cheeman Bo-Linn	12/20/2013	(4)	—	123,000	3.82	12/19/2020

Lawrence J. Lang	9/6/2011		50,000	—	1.42	9/5/2021
	9/3/2013	(3)					50,000	189,000

Jeffrey J. Newman	1/28/2011		300,000	—	0.14	1/27/2021
	9/6/2011	(5)	155,555	44,445	1.42	9/5/2021
	9/6/2011		50,000	—	1.42	9/5/2021
	9/3/2013	(3)					50,000	189,000

David B. Walrod	9/19/2011		100,000	—	1.42	9/18/2021
	11/20/2012	(3)					100,000	378,000
	9/3/2013	(3)					50,000	189,000

(1)	The market value is based on the closing price of our common stock on January 31, 2014, which was $3.78 per share.
(2)

Restricted stock unit award vests upon the satisfaction of both a time-based requirement and the occurrence of a liquidation event, including the occurrence of an initial public offering whereby the vesting occurs the earlier of 181 days after the closing of an initial public offering or March 15th of the year following an initial public offering. The time-based requirement is satisfied 1/12th of the total number of units each quarter after the vesting commencement date. All of the shares will immediately vest upon a change of control.
(3)	Restricted stock unit award vests upon the satisfaction of both a time-based requirement and the occurrence of a liquidation event, including the occurrence of an initial public offering whereby the vesting occurs the earlier of 181 days after the closing of an initial public offering or March 15th of the year following an initial public offering. The time-based requirement is satisfied 1/8th of the total number of units each quarter after the vesting commencement date. All of the shares will immediately vest upon a change of control.
(4)	Option award vest at a rate of 1/3rd of the total number of shares subject to the option each year after the vesting commencement date. All of the shares subject to the option will immediately vest upon a change of control.
(5)	Option award vests at a rate of 1/36th of the total number of shares subject to the option for each month of continuous service after the vesting commencement date. Upon a change of control, an additional 12 months of shares will become immediately vested and exercisable.

AUDIT COMMITTEE REPORT

As part of fulfilling its responsibilities, the Audit Committee reviewed and discussed the Company’s audited financial statements for the fiscal year 2014 with management and KPMG LLP (“KPMG”) and discussed with KPMG those matters required by the Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended. The Audit Committee received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence.

Based on these reviews and discussions with management and KPMG, the Audit Committee recommended to the Board that the Company’s audited financial statements for the fiscal year ended January 31, 2014 be included in its Annual Report on Form 10-K filed with the Securities and Exchange Commission.

The Audit Committee Members

Cheemin Bo-Linn (Chairperson)

David B. Walrod

Vivekanand Mahadevan

Howard A. Bain III

Fees Paid to Independent Registered Public Accounting Firm

The Audit Committee’s policy is to evaluate and determine that the services provided by KPMG, and its affiliates (collectively, the “KPMG Entities”) in each year are compatible with the auditor’s independence. The following table shows fees billed for professional services rendered by the KPMG Entities for the audit of our financial statements and other services for each of fiscal year ended January 31, 2014 and 2013:

	2014	2013
Audit fees	$977,165	$2,051,353
Audit related fees	—	—
Tax fees	—	—
All other fees	—	—

	$977,165	$2,051,353

Audit Committee Pre-Approval Procedures

With respect to independent registered public accounting firm services and fees, it is our practice to require pre-approval of audit, audit-related, tax and other specified services on an annual basis. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, we seek specific pre-approval by the Audit Committee. Other specified services are generally preapproved only when the amount of such services is expected to be different than the prior year or normal fees. Proposed services anticipated to exceed pre-approved cost levels are discussed with the Audit Committee. It is our practice that the Audit Committee Chairman has pre-approval authority with respect to permitted services. The Chairman of the Audit Committee reports any pre-approval decisions to our Audit Committee at its next scheduled meeting.

PROPOSAL 1 — ELECTION OF DIRECTORS

Each of the nominees listed below has been nominated by our Board at the recommendation of the Nominating and Governance Committee in accordance with its charter and our Amended and Restated Bylaws and Corporate Governance Guidelines. Each nominee is now a member of the Board. If either nominee becomes unable to serve as a director before the meeting (or decides not to serve), the individuals named as proxies may vote for a substitute nominee proposed by the Board or we may reduce the number of members of the Board. We recommend a vote FOR each nominee listed below.

Nominees for Election at This Meeting for a Term Expiring at the 2017 Annual Meeting of Stockholders.

David B. Walrod

Richard N. Nottenburg

The election of directors will be determined by the two nominees receiving the greatest number of votes from shares eligible to vote. Unless a stockholder signing a proxy withholds authority to vote for one or more of the Board’s nominees in the manner described on the proxy, each proxy received will be voted for the election of each of the Board’s nominees. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee or nominees who shall be designated by the present Board to fill the vacancy, if any. We are not aware that any of the nominees will be unable or will decline to serve as a director.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH NAMED NOMINEE.

PROPOSAL 2 — APPROVAL OF THE MATERIAL TERMS OF THE EXECUTIVE PLAN

The Board established the Executive Plan to increase stockholder value by motivating our senior executives and other key employees by making a portion of their cash compensation dependent upon the achievement of certain performance goals directly related to the performance of the Company. The Executive Plan is designed with the intention that the cash incentives paid to certain executive officers and other employees of the Company are deductible under Section 162(m) of the Code. The adoption of the Executive Plan as to current and future covered employees (determined under Code Section 162(m)) and executive officers (within the meaning of Rule 3b-7 of the Securities Exchange Act of 1934, as amended) is subject to the approval of the Company’s stockholders and, if approved, it will apply to cash incentives paid to our senior executives and other employees beginning in fiscal year 2016.

Stockholder approval generally is not required for the Company to enact and maintain a bonus plan for our senior executives and other key employees. However, under Section 162(m) of the Code, the annual compensation paid to our senior executive officers and other key employees will not be deductible to the extent it exceeds $1,000,000 unless the conditions of Section 162(m) are met. These conditions include stockholder approval of the material terms of the Executive Plan, including the performance criteria that the Compensation Committee may use to establish performance goals applicable to the awards under the Executive Plan.

The following is a summary of material terms of the Executive Plan. All statements herein are intended only to summarize the Executive Plan are qualified in their entirety by reference to the Executive Plan itself. For a more complete description of the terms of the Executive Plan, you should read the Executive Plan which is set forth in Appendix A.

Administration — The Executive Plan is administered by the Compensation Committee, which shall have the discretionary authority to interpret the provisions of the Executive Plan, including all decisions on eligibility to participate, the establishment of payment targets and the amount of the Awards payable under the Executive Plan. The decisions of the Compensation Committee shall be final and binding on all parties making claims under the Executive Plan. The Compensation Committee may delegate its administrative authority in whole or in part with respect to Awards issued to Participants who are not current or future covered employees or executive officers, as defined in the Executive Plan.

Eligibility — Officers and key employees of the Company are eligible to participate in the Executive Plan as determined in the sole discretion of the Compensation Committee.

Performance Goals — An objective formula or standard will be determined by the Compensation Committee with respect to each performance period utilizing one or more of the following factors and any objectively verifiable adjustment(s) permitted and pre-established by the Compensation Committee in accordance with Section 162(m) of the Code, including the following: (i) operating income, operating cash flow and operating expense; (ii) earnings before interest, taxes, depreciation and amortization; (iii) earnings; (iv) cash flow; (v) market share; (vi) sales/revenues; (vii) gross/net product margins; (viii) profits before interest and taxes; (ix) expenses; (x) cost of goods sold; (xi) profit/loss or profit margin; (xii) working capital; (xiii) return on capital, equity or assets; (xiv) earnings per share; (xv) economic value added; (xvi) stock price; (xvii) price/earnings ratio; (xviii) debt or debt-to-equity; (xix) accounts receivable; (xx) writeoffs; (xxi) cash; (xxii) assets; (xxiii) liquidity; (xxiv) operations; (xxv) intellectual property (e.g., patents); (xxvi) product development; (xxvii) regulatory activity; (xxviii) manufacturing, production or inventory; (xxix) mergers and acquisitions or divestiture’s; (xxx) financings; (xxxi) customer satisfaction; and /or (xxxii) total shareholder return, each with respect to the Company. Awards issued to Participants who are not subject to the limitations of Code Section 162(m) of the Code may take into account other factors, including subjective factors.

Amount of Awards — With respect to each participant, the Compensation Committee will establish one or more performance periods, an individual incentive target for participant for each performance period and the performance goal or goals to be met during each performance periods. With respect to participants who are or may become subject to Code Section 162(m), the establishment of the performance period(s), the applicable performance goals and the targets are in compliance with and to the extent required by the rules of Section 162(m) of the Code.

The maximum amount of awards that can be paid under the Executive Plan to any participant during any performance period is $10,000,000. The Compensation Committee reserves the right, in its sole discretion, to reduce or eliminate the amount of an award otherwise payable to a participant with respect to any performance period. In addition, with respect to awards issued to participants who are not subject to the limitations of Code Section 162(m), the Compensation Committee reserves the right, in its sole discretion, to increase the amount of an award otherwise payable to a participant with respect to any performance period.

Payment of Awards — Unless otherwise determined by the Compensation Committee, a participant must be employed on the date the award is to be paid. The Compensation Committee may make exceptions to this requirement in the case of retirement, death or disability or under other circumstances, as determined by the Compensation Committee in its sole discretion.

Awards made under the Executive Plan will be paid in cash within a reasonable period of time after the end of the performance period in which the participant earned the award but may occur prior to the end of the performance period with respect to awards issued to participants who are not subject to the limitations of Section 162(m) of the Code. However, no award is payable to a participant who is subject to the limitations of Section 162(m) of the Code with respect to any performance period until the Compensation Committee has certified in writing that the terms and conditions underlying the payment of the award have been satisfied. In order to comply with the short-term deferral exception under section 409A of the Code, if the Compensation Committee waives the requirement that a participant must be employed on the date the award is to be paid, the award is paid no later than the 15th day of the third month following the later of (i) the end of the Company’s taxable year in which such requirement is waived or (ii) the end of the calendar year in which such requirement is waived.

Federal Income Tax Consequences of Awards

The Company believes that awards under the Executive Plan are taxable as ordinary income for U.S. federal income tax consequences. The Company’s belief is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The Company has no opinion as to the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances.

The Company generally will be entitled to a tax deduction in connection with an award under the Executive Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income. Section 162(m) of the Code limits our compensation deduction to $1,000,000 paid in any tax year to any “covered employee” as defined under Section 162(m). This deduction limitation does not apply to certain types of compensation that qualify as performance-based compensation or are otherwise exempt under Section 162(m) (such as under the transition rule described above). The Executive Plan, if approved by our stockholders, permits, but does not require, us to grant performance-based awards that qualify for the exemption from the tax deduction limitation. If, and to the extent that, the Executive Plan awards satisfy the exemption requirements of Section 162(m) and otherwise satisfy the requirements for deductibility under federal income tax law, we will receive a deduction for the amount constituting ordinary income to the participant.

Required Vote

Approval of the material terms of the Executive Plan requires the affirmative vote of a majority of shares present and voting at the Annual Meeting

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE MATERIAL TERMS OF THE EXECUTIVE PLAN

PROPOSAL 3 — RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 31, 2015

Based upon its review of KPMG’s qualifications, independence and performance, the Audit Committee of our Board has appointed KPMG to serve as our independent registered public accounting firm for the fiscal year ending January 31, 2015.

The appointment of our independent registered public accounting firm is not required to be submitted for ratification by the stockholders. However, as a matter of corporate governance, the Audit Committee is submitting its appointment of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2015 for ratification by our stockholders.

If our stockholders fail to ratify the appointment of KPMG, the Audit Committee may reconsider whether to retain KPMG, and may continue to retain that firm or appoint another firm without resubmitting the matter to our stockholders. Even if our stockholders ratify the appointment of KPMG, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm for us if it determines that such a change would be in the best interests of our company and our stockholders.

The affirmative vote of a majority of the voting power of the common stock present in person or by proxy at the Annual Meeting, is required to ratify the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending January 31, 2015.

Representatives of KPMG are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 31, 2015.

GENERAL INFORMATION

Stockholder Proposals for the 2015 Annual Meeting

Stockholder proposals for inclusion in the proxy materials for the 2015 annual meeting must be received at our principal executive offices by March 26, 2015.

In addition, our Bylaws provide stockholders who wish to present proposals for action, or to nominate directors, at our next annual meeting of stockholders (that is, the next annual meeting following the annual meeting to which this proxy statement relates) must give written notice thereof to our Corporate Secretary at the address set forth on the cover page of this proxy statement in accordance with the provisions of our Bylaws, which require that such notice be given no later than February 27, 2015.

Annual Report and Financial Statements

A copy of our 2014 Annual Report to Stockholders, which includes our financial statements for the fiscal year ended January 31, 2014, is available along with this proxy statement and other voting materials and information on the website www.astproxyportal.com/ast/18521.

Section 16(a) Beneficial Ownership Reporting Compliance

Under U.S. securities laws, directors, certain executive officers and any person holding more than 10% of our common stock must report their initial ownership of the common stock and any changes in that ownership to the SEC. The SEC has designated specific due dates for these reports and we must identify in this proxy statement those persons who did not file these reports when due. Based solely on our review of copies of the reports filed with the SEC and written representations of our directors and executive officers, we believe all persons subject to reporting filed the required reports on time during fiscal year 2014.

OTHER MATTERS

The Company knows of no other matters to be properly submitted for stockholder action at the 2014 Annual Meeting. If any other matters properly come before the Annual Meeting, your shares of Common Stock will be voted at the discretion of the designated proxy holders.

IT IS IMPORTANT THAT ALL PROXIES BE RETURNED PROMPTLY. THE BOARD OF DIRECTORS URGES YOU TO VOTE VIA THE INTERNET OR BY TELEPHONE AS INSTRUCTED ON THE E-PROXY NOTICE OR PROXY CARD, OR IF YOU HAVE REQUESTED PROXY MATERIALS IN PAPER FORM, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

APPENDIX A

VIOLIN MEMORY, INC.

EXECUTIVE INCENTIVE PLAN

1. PURPOSE

The purpose of the Plan is to motivate and reward eligible employees by making a portion of their cash compensation dependent on the achievement of certain Performance Goals related to the performance of Violin Memory, Inc. (the “Company”) and its affiliates. The Plan is designed with the intention that the incentives paid hereunder to certain executive officers of the Company are deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder (the “Code”). The adoption of the Plan as to current and future covered employees (determined under Code Section 162(m)) and executive officers (within the meaning of Rule 3b-7 of the Securities Exchange Act of 1934, as amended) is subject to the approval of the Company’s shareholders.

2. DEFINITIONS

The following definitions shall be applicable throughout the Plan:

(a) “Award” means the amount of a cash incentive payable under the Plan to a Participant with respect to a Performance Period.

(b) “Board” means the Board of Directors of the Company, as constituted from time to time.

(c) “Committee” means the Compensation Committee of the Board or another Committee designated by the Board which is comprised of two or more “outside directors” as defined in Code Section 162(m).

(d) “Participant” means any officer or key employee of the Company who is designated as a Participant by the Committee.

(e) “Performance Goal” means an objective formula or standard determined by the Committee with respect to each Performance Period utilizing one or more of the following factors and any objectively verifiable adjustment(s) thereto permitted and preestablished by the Committee in accordance with Code Section 162(m): (i) operating income, operating cash flow and operating expense; (ii) earnings before interest, taxes, depreciation and amortization; (iii) earnings; (iv) cash flow; (v) market share; (vi) sales/revenues; (vii) gross/net product margins; (viii) profits before interest and taxes; (ix) expenses; (x) cost of goods sold; (xi) profit/loss or profit margin; (xii) working capital; (xiii) return on capital, equity or assets; (xiv) earnings per share; (xv) economic value added; (xvi) stock price; (xvii) price/earnings ratio; (xviii) debt or debt-to-equity; (xix) accounts receivable; (xx) writeoffs; (xxi) cash; (xxii) assets; (xxiii) liquidity; (xxiv) operations; (xxv) intellectual property (e.g., patents); (xxvi) product development; (xxvii) regulatory activity; (xxviii) manufacturing, production or inventory; (xxix) mergers and acquisitions or divestiture’s; (xxx) financings; (xxxi) customer satisfaction; and /or (xxxii) total shareholder return, each with respect to the Company and/or one or more of its affiliates or operating units. Awards issued to Participants who are not subject to the limitations of Code Section 162(m) may take into account other factors (including subjective factors).

(f) “Performance Period” means any period not exceeding 36 months as determined by the Committee, in its sole discretion. The Committee may establish different Performance Periods for different Participants, and the Committee may establish concurrent or overlapping Performance Periods.

(g) “Plan” means this Violin Memory, Inc. Executive Incentive Plan, as amended from time to time.

3. ADMINISTRATION

The Plan shall be administered by the Committee, which shall have the discretionary authority to interpret the provisions of the Plan, including all decisions on eligibility to participate, the establishment of payment targets and the amount of the Awards payable under the Plan. The decisions of the Committee shall be final and binding on all parties making claims under the Plan. The Committee may delegate its administrative authority in whole or in part with respect to Awards issued to Participants who are not current or future covered employees or executive officers (each, as defined in Section 1).

4. ELIGIBILITY

Officers and key employees of the Company shall be eligible to participate in the Plan as determined at the sole discretion of the Committee.

5. AMOUNT OF AWARDS

With respect to each Participant, the Committee will establish one or more Performance Periods, an individual Participant incentive target for each Performance Period and the Performance Goal or Goals to be met during such Performance Periods. With respect to Participants who are or may become subject to Code Section 162(m), the establishment of the Performance Period(s), the applicable Performance Goals and the targets shall occur in compliance with and to the extent required by the rules of Code Section 162(m).

The maximum amount of any Awards that can be paid under the Plan to any Participant during any Performance Period is $10,000,000. The Committee reserves the right, in its sole discretion, to reduce or eliminate the amount of an Award otherwise payable to a Participant with respect to any Performance Period. In addition, with respect to Awards issued to Participants who are not subject to the limitations of Code Section 162(m), the Committee reserves the right, in its sole discretion, to increase the amount of an Award otherwise payable to a Participant with respect to any Performance Period.

6. PAYMENT OF AWARDS

(a) Unless otherwise determined by the Committee, a Participant must be employed on the date the Award is to be paid. The Committee may make exceptions to this requirement in the case of retirement, death or disability or under other circumstances, as determined by the Committee in its sole discretion.

(b) Any distribution made under the Plan shall be made in cash and occur within a reasonable period of time after the end of the Performance Period in which the Participant has earned the Award but may occur prior to the end of the Performance Period with respect to Awards issued to Participants who are not subject to the limitations of Code Section 162(m); provided, that no Award shall become payable to a Participant who is subject to the limitations of Code Section 162(m) with respect to any Performance Period until the Committee has certified in writing that the terms and conditions underlying the payment of such Award have been satisfied. Notwithstanding the foregoing, in order to comply with the short-term deferral exception under section 409A of the Code, if the Committee waives the requirement that a Participant must be employed on the date the Award is to be paid, payout shall occur no later than the 15th day of the third month following the later of (i) the end of the Company’s taxable year in which such requirement is waived or (ii) the end of the calendar year in which such requirement is waived.

7. GENERAL

(a) TAX WITHHOLDING. The Company shall have the right to deduct from all Awards any federal, state or local income and/or payroll taxes required by law to be withheld with respect to such payments. The Company also may withhold from any other amount payable by the Company or any affiliate to the Participant an amount equal to the taxes required to be withheld from any Award.

(b) CLAIM TO AWARDS AND EMPLOYMENT RIGHTS. Nothing in the Plan shall confer on any Participant the right to continued employment with the Company or any of its affiliates, or affect in any way the right of the Company or any affiliate to terminate the Participant’s employment at any time, and for any reason, or change the Participant’s responsibilities. Awards represent unfunded and unsecured obligations of the Company and a holder of any right hereunder in respect of any Award shall have no rights other than those of a general unsecured creditor to the Company.

(c) BENEFICIARIES. To the extent the Committee permits beneficiary designations, any payment of Awards due under the Plan to a deceased Participant shall be paid to the beneficiary duly designated by the Participant in accordance with the Company’s practices. If no such beneficiary has been designated or survives the Participant, payment shall be made to the Participant’s legal representative. A beneficiary designation may be changed or revoked by a Participant at any time, provided the change or revocation is filed with the Committee prior to the Participant’s death.

(d) NONTRANSFERABILITY. A person’s rights and interests under the Plan, including any Award previously made to such person or any amounts payable under the Plan, may not be assigned, pledged, or transferred except, in the event of a Participant’s death, to a designated beneficiary as provided in the Plan, or in the absence of such designation, by will or the laws of descent and distribution.

(e) INDEMNIFICATION. Each person who is or shall have been a member of the Committee and each employee of the Company or an affiliate who is delegated a duty under the Plan shall be indemnified and held harmless by the Company from and against any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which he may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by him in satisfaction of judgment in any such action, suit or proceeding against him, provided such loss, cost, liability or expense is not attributable to such person’s willful misconduct. Any person seeking indemnification under this provisions shall give the Company prompt notice of any claim and shall give the Company an opportunity, at its own expense, to handle and defend the same before the person undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(f) EXPENSES. The expenses of administering the Plan shall be borne by the Company.

(g) PRONOUNS. Masculine pronouns and other words of masculine gender shall refer to both men and women.

(h) TITLES AND HEADINGS. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

(i) INTENT. The intention of the Company and the Committee is to administer the Plan in compliance with Code Section 162(m) so that the Awards paid under the Plan to Participants who are or may become subject to Code Section 162(m) will be treated as performance-based compensation under Code Section 162(m)(4)(C). If any provision of the Plan does not comply with the requirements of Code Section 162(m), then such provision shall be construed or deemed amended to the extent necessary to conform to such requirements. With respect to all other Participants, the Plan may be operated without regard to the constraints of Code Section 162(m).

(j) GOVERNING LAW. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Award shall be determined in accordance with the laws of the State of California (without giving effect to principles of conflicts of laws thereof) and applicable Federal law. No Award made under the Plan shall be intended to be deferred compensation under section 409A of the Code and will be interpreted accordingly.

(k) AMENDMENTS AND TERMINATION. The Committee may terminate the Plan at any time, provided such termination shall not affect the payment of any Awards accrued under the Plan prior to the date of the termination. The Committee may, at any time, or from time to time, amend or suspend and, if suspended, reinstate, the Plan in whole or in part, provided however, that any amendment of the Plan shall be subject to the approval of the Company’s shareholders to the extent required to comply with the requirements of Code Section 162(m), or any other applicable laws, regulations or rules.

0 ¢

VIOLIN MEMORY, INC.

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF VIOLIN MEMORY, INC.

  The undersigned hereby appoints Kevin DeNuccio and Cory Sindelar, as proxies and attorneys-in-fact of the undersigned, each with the power to act without the other and with the power of substitution, and hereby authorizes them to represent and vote all shares of common stock of Violin Memory, Inc. (the “Company”) standing in the name of the undersigned on July 22, 2014, with all powers which the undersigned would possess if present at the 2014 Annual Meeting of Stockholders of the Company to be held on September 3, 2014 or at any adjournment or postponement thereof. Receipt of the Notice of the 2014 Annual Meeting of Stockholders and Proxy Statement and the 2014 Annual Report is hereby acknowledged.

(Continued and to be signed on the reverse side.)

¢	14475 ¢

ANNUAL MEETING OF STOCKHOLDERS OF

VIOLIN MEMORY, INC.

September 3, 2014

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://www.astproxyportal.com/ast/18521

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢	20230300000000001000 3	090314

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” ALL THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. To elect the following Class I Director Nominees					FOR	AGAINST	ABSTAIN
2.

To approve the Company’s Executive Incentive Plan, solely to preserve the ability to receive corporate income tax deductions that otherwise may be disallowed pursuant to Internal Revenue Code Section 162(m).

					☐	☐	☐
☐	FOR ALL NOMINEES	NOMINEES: ¡ David B. Walrod ¡ Richard N. Nottenburg
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES		3.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2015.	☐	☐	☐
☐	FOR ALL EXCEPT
	(See instructions below)		NOTE: The proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

				MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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